Exhibit 99.1

AMENDED AND RESTATED

HYMC 2020 PERFORMANCE AND INCENTIVE PAY PLAN

1. PURPOSE OF PLAN

The Corporation has adopted this Plan to promote the interests of the Corporation, its Affiliated Entities and its stockholders by using stock-based and cash-based incentives to attract, retain and motivate its management and other persons, including officers, Directors, key employees and certain Consultants, to encourage and reward such persons’ contributions to the performance of the Corporation and to align their interests with the interests of the Corporation’s stockholders.

2. DEFINITIONS

Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth below: “Affiliated Entity” means any corporation or other entity controlled by the Corporation and designated by the Committee as such.

“Award” or “Awards,” except where referring to a particular category or grant under the Plan, shall include Restricted Stock, Restricted Stock Units, Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units, Other Stock-Based Awards and Cash-Based Incentive Awards.

“Award Agreement” means either one of the following, in such form as the Committee shall from time to time approve: (i) an agreement entered into by the Corporation and a Participant setting forth the terms and provisions applicable to an Award; or (ii) a written or electronic statement issued by the Corporation to a Participant describing the terms and provisions of an Award. The Committee may provide for the use of non-paper Award Agreement(s) and acceptance and other actions related thereto that involve the use of electronic, internet, intranet or other non-paper means.

“Board” or “Board of Directors” means the board of directors of the Corporation.

“Canadian Taxpayer” means (i) a Participant who is a resident of Canada for purposes of the Tax Act or (ii) a Participant who has exercised employment duties in Canada and whose Award is subject to tax under the Tax Act.

“Cash-Based Incentive Award” means an Award payable in cash as provided pursuant to Article 12.

“Cause” shall mean, with respect to any Participant, (i) any material breach of any agreement with the Corporation, any Subsidiary of the Corporation or an Affiliated Entity, including any restrictive covenant set forth therein, that, if curable, remains uncured for thirty (30) days following written notice from the Corporation; (ii) any act of dishonesty, fraud, theft, embezzlement, fraud or misappropriation of funds with respect to the Corporation, any Subsidiary of the Corporation or an Affiliated Entity (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) the commission of a felony or a crime involving moral turpitude; (iv) any intentional, grossly negligent or unlawful misconduct or other willful act or omission that causes material harm to the standing, business or reputation of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity; (v) such Participant’s repeated failure to perform his or her duties to, or to comply with lawful directives, rules or policies, of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity; (vi) the violation of any law regarding employment discrimination or sexual harassment; (vii) the unauthorized dissemination of confidential information of the Corporation or any Subsidiary of the Corporation; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding such Participant (including such Participant’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of such Participant when applying for employment with the Corporation, any Subsidiary of the Corporation or an Affiliated Entity; (ix) the Participant’s repeated and consistent underperformance based on formal feedback; (x) the Participant’s insubordination and/or breach of Corporation ethics; or (xi) the Participant’s refusal or failure to perform specific directives of the Board or any officer or employee to whom such Participant reports to the extent that such directives are lawful and consistent with the scope and nature of the Participant’s duties and responsibilities as an employee or contractor of the Corporation. A Participant’s employment or engagement with the Corporation also shall be deemed terminated for Cause if the Participant resigns from the Corporation and the Board or the Committee determines in good faith, either before, at the time of, or after such termination, that one or more of the events described above existed as of the time of such resignation. Notwithstanding the foregoing, if the Participant and the Corporation or the Affiliated Entity have entered into an employment or services agreement that defines the term “Cause” (or a similar term), such definition shall govern for purposes of determining whether such Participant has been terminated for Cause for purposes of the Plan.

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“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

(i)	any Person (as defined herein) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of at least 30% of the stock of the Corporation entitled to vote in the election of directors of the Corporation. For purposes of this definition, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act;

(ii)	the individuals who are Continuing Directors (as hereinafter defined) of the Corporation cease to constitute a majority of the members of the Board of Directors. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the Effective Date, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(iii)	the stockholders of the Corporation adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Corporation;

(iv)	the Corporation is a party to a merger, consolidation, amalgamation, plan of arrangement, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Corporation following consummation of such merger, consolidation, amalgamation, plan of arrangement or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Corporation) and the stockholders of the Corporation immediately prior to such transaction hold, directly or indirectly, at least 30% of the voting power of the resulting entity; provided, however, that a merger, consolidation, amalgamation, plan of arrangement or other business combination effected to implement a recapitalization of the Corporation (or similar transaction) shall not constitute a Change in Control; or

(v)	there is a change in control of the Corporation of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Corporation, is then subject to such reporting requirements.

“Change in Control Price” means, if the Change in Control is the result of a tender or exchange offer, merger or other corporate transaction, the highest price per share of Common Stock paid in such tender or exchange offer, merger or other corporate transaction. Otherwise, “Change in Control Price” means the Fair Market Value of a share of Common Stock upon the Change in Control. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee consisting of two or more members of the Board, each of who shall meet the requirements for (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” under the NYSE American and other applicable listing rules and any other required independence standards.

“Common Stock” means the Class A common stock of the Corporation.

“Corporation” means Hycroft Mining Holding Corporation, a Delaware corporation.

“Consultant” means any consultant or advisor if:

(a)	the consultant or advisor renders bona fide services to the Corporation or any Affiliated Entity for a period of at least 12 months and, in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliated Entity;

(b)	the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Corporation’s securities; and

(c)	the consultant or advisor is a natural person who has contracted directly with the Corporation, any Subsidiary of the Corporation or an Affiliated Entity to render such services under a written contract.

“Deferred Payment Date” means, for a Participant, the date after the Period of Restriction to which the Participant has elected to defer payment with respect to a Restricted Stock Unit Award.

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“Director” means a member of the Board of Directors who is not an Employee (including any director who has retired as an Employee).

“Effective Date” means May 29, 2020.

“Eligible Person” means any Employee, Director or Consultant of the Corporation, any Subsidiary of the Corporation or of any Affiliated Entity.

“Employee” means any officer or other employee of the Corporation, any Subsidiary of the Corporation or any Affiliated Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” means the price at which the shares of Common Stock underlying an Option or SAR may be purchased upon exercise thereof.

“Expiration Date” means the tenth (10th) anniversary of the Effective Date.

“Fair Market Value” means, as applied to a specific date, the price of a share of HYMC Class Common A Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of HYMC Class Common A Stock reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Compensation Committee in its discretion. Unless the Compensation Committee determines otherwise or unless otherwise specified in an award agreement, Fair Market Value shall be deemed to be equal to the closing price of a share of HYMC Class Common A Stock on the most recent date on which shares of HYMC Class Common A Stock were publicly traded. Notwithstanding the foregoing, if the HYMC Class Common A Stock is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of HYMC Class Common A Stock as established by the Compensation Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

“Incentive Stock Option” or “ISO” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

“Insider” means:

(a)	the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Corporation, of a Significant Stockholder of the Corporation or of a major Subsidiary of the Corporation;

(b)	a Director, or a director of a Significant Stockholder of the Corporation or of a major Subsidiary of the Corporation;

(c)	a person or company responsible for a principal business unit, division or function of the Corporation;

(d)	a Significant Stockholder of the Corporation;

(e)	a Significant Stockholder based on post-conversion beneficial ownership of the Corporation’s securities and the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and every director of the Significant Stockholder of the Corporation based on post-conversion beneficial ownership

(f)	a management company that provides significant management or administrative services to the Corporation or a major Subsidiary of the Corporation, every director of the management company, every Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the management company, and every significant stockholder of the management company;

(g)	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f); or

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(h)	any other insider that:

(i)	in the ordinary course receives or has access to information as to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed; and

(ii)	directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Corporation.

“Key Employee” means a Participant if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the Regulations and disregarding Section 416(i)(5)) of the Code) at any time during the 12-month period ending on the specified employee identification date (as such term is defined in Section 1.409A-1(i)(3) of the Regulations).

“Non-qualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means a right to purchase Common Stock granted under Article 8 to an Eligible Person.

“Other Stock-Based Award” means an equity-based or equity-related Award of a type other than those described in Articles 7 — 10, and which is granted pursuant to Article 11.

“Participant” means any Eligible Person who has received an Award under the Plan or such Eligible Person’s successor in interest.

“Performance Period” means the period of time during which performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted to a Participant pursuant to Article 10, denominated in shares of Common Stock, the value of which at the time it is payable is determined based on actual results of the corresponding performance criteria.

“Performance Unit” means an Award granted to a Participant pursuant to Article 10, denominated in units, the value of which at the time it is payable is determined based on actual results of the corresponding performance criteria.

“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units (or other types of Awards as may be applicable) are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or on the occurrence of other events as determined by the Committee, in its discretion), as provided in the Plan and/or the applicable Award Agreement.

“Permanent Disability” shall mean that the Participant becomes physically or mentally incapacitated or disabled so that the Participant is unable to perform substantially the same services as the Participant performed prior to incurring such incapacity or disability (the Corporation, at its option and expense, being entitled to retain a physician to confirm the existence of such incapacity or disability, and the determination of such physician to be binding upon the Corporation and the Participant), and such incapacity or disability continues for a period of three consecutive months or any six months in any 12-month period or such other period(s) as may be determined by the Committee with respect to any Award; provided, however, that if the Participant and the Corporation or the Affiliated Entity have entered into an employment or services agreement which defines the term “Permanent Disability” (or a similar term), such definition shall govern for purposes of determining whether such Participant is subject to a Permanent Disability for purposes of the Plan. Notwithstanding the foregoing, (i) for purposes of determining the period during which an Incentive Stock Option may be exercised pursuant to Section 13.2.1 hereof, “Permanent Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code and (ii) for purposes of an Award subject to Section 409A, “Permanent Disability” shall mean “disabled” as set forth in Section 409A(a)(2)(C) of the Code.

“Plan” means this HYMC 2020 Performance and Incentive Pay Plan of the Corporation, as amended, supplemented or restated from time to time.

“Plan Term” means the period during which the Plan remains in effect (commencing on the Effective Date and ending on the Expiration Date).

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“Regulations” means the regulations, as amended from time to time, which are issued under Section 409A of the Code.

“Reorganization” means any merger, consolidation, sale or other disposition of all or substantially all of the assets of the Corporation or other reorganization.

“Representative” means an executor, administrator, guardian, trustee or other representative of a Participant who has legal authority to exercise such Participant’s Options or Stock Appreciation Rights or rights under other types of Awards on behalf of such Participant or such Participant’s estate.

“Restricted Stock” means Common Stock granted under the Plan which is subject to certain restrictions and to a risk of forfeiture.

“Restricted Stock Unit” means a right granted under the Plan to receive Common Stock, cash or a combination thereof at the end of a specified period (except that Canadian Taxpayers may only receive Common Stock), which is subject to certain restrictions and to a risk of forfeiture.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means separation from service as defined in Section 1.409A-1(h) of the Regulations.

“Significant Stockholder” is a person who, at the time an Award is granted to such person under the Plan, owns more than 10% of the combined voting power of all classes of stock of the Corporation or of any Affiliated Entity (after application of the attribution rules set forth in Treas. Reg. § 1.424-1(d)).

“Specified Employee” means any Participant who, as of the date of the Participant’s Separation from Service, is a Key Employee of the Company but only if any stock of the Company is publicly traded on an established securities market or otherwise. If a Participant is a Specified Employee as of the specified employee identification date, the Participant is treated as a Specified Employee for the entire 12-month period beginning on the specified employee effective date (as such term is defined in Section 1.409A-1(i)(4) of the Regulations). The Committee may, in compliance with the Regulations: (a) elect the definition of compensation which shall be used to determine whether a Participant is a Specified Employee, (b) designate the specified employee identification date, (c) designate the specified employee effective date and (d) make such other determinations as may be necessary, advisable or convenient to determine whether any Participant is a Specified Employee. In the absence of any designation by the Committee, the specified employee identification date shall be December 31 and the specified employee effective date shall be the first day of the fourth month following the specified employee identification date.

“Stock Appreciation Right” or “SAR” means a right of the type described in Article 9.

“Subsidiary” means any subsidiary corporation as defined in Section 424(f) of the Code.

“Tax Act” means the Income Tax Act (Canada).

3. EFFECTIVE DATE AND TERM OF PLAN

3.1. Term of Plan; Amendment and Restatement. This Plan became effective as of the Effective Date and all Awards shall be governed by the Plan, as amended from time to time in accordance with Article 18. This Plan shall continue in effect until the Expiration Date, at which time the Plan shall automatically terminate.

3.2. Effect on Awards. Awards may be granted during the Plan Term. No Awards may be granted after the Plan Term. Notwithstanding the foregoing, each Award properly granted under the Plan during the Plan Term shall remain in effect after termination of the Plan until such Award has been exercised, terminated or expired, as applicable, in accordance with its terms and the terms of the Plan.

3.3. Stockholder Approval. This Plan will be submitted for approval by the Corporation’s stockholders on no later than May 29, 2020.

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4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. Number of Shares Available for Awards.

4.1.1. Share Authorization. Subject to adjustment as provided in Section 4.3, the maximum number of shares of Common Stock available for issuance to Participants under the Plan on or after the Effective Date (the “Share Authorization”) shall be 2,350,800 shares, which may be issued entirely through Incentive Stock Options or through a combination of any one or more of the forms of Awards permitted under the Plan. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

4.1.2. Shares Available for Future Grant. Shares of Common Stock covered by an Award shall only be counted against the Share Authorization to the extent they are actually issued, provided, that, if any shares of Common Stock subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of shares of Common Stock subject to such Award, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award (including on payment in shares of Common Stock on exercise of a Stock Appreciation Right), such shares of Common Stock shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be available again for grant under the Plan. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Corporation, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Corporation, then in each such case the shares of Common Stock so tendered or withheld shall be added to the shares of Common Stock and available again for grant under the Plan for Awards other than Incentive Stock Options.

4.1.3. Limit on Grants to Directors. Subject to Section 4.1.4, the maximum aggregate number of shares of Common Stock that may be granted to Directors under the Plan shall be limited to 37,620.

4.1.4. Limit on Grants to Insiders. The maximum aggregate number of shares of Common Stock that may be issuable to Insiders under the Plan and all other security-based compensation arrangements of the Corporation at any time shall not exceed 10% of the total number of shares of Common Stock then outstanding. The aggregate number of shares of Common Stock that may be issued to Insiders under the Plan and all other security-based compensation arrangements of the Corporation, within a one-year period, shall not exceed 10% of the total number of shares of Common Stock then outstanding.

4.2. Annual Award Limits. The following limits (“Annual Award Limits”) shall apply to grants of such Awards under the Plan, subject to any adjustments pursuant to Section 4.3 or 18.2.

4.2.1. Restricted Stock or Restricted Stock Units. The aggregate maximum number of shares of Common Stock that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any one calendar year to any one Participant shall be 100,000.

4.2.2. Options and SARs. The aggregate maximum number of shares of Common Stock that may be subject to Awards of Options (including ISOs) or SARs granted in any one calendar year to any one Participant shall be 100,000.

4.2.3. Performance Shares and Performance Units. The aggregate maximum number of shares of Common Stock that may be subject to Awards of Performance Shares or Performance Units granted in any one calendar year to any one Participant shall be 100,000.

4.2.4. Other Stock-Based Awards. The aggregate maximum number of shares of Common Stock that may be subject to Other Stock-Based Awards granted in any one calendar year to any one Participant shall be 100,000.

4.2.5. Cash-Based Awards. The aggregate maximum amount of any Cash-Based Awards granted in any one calendar year to any one Participant shall be five million U.S. dollars ($5,000,000).

4.2.6. Awards to Directors. Notwithstanding Section 4.1.3, and subject to Sections 4.2.1 — 4.2.5, the aggregate maximum number of shares of Common Stock that may be granted in any one calendar year to any Director shall be equal to (x) 10,000,000 divided by (y) the Fair Market Value of a share of Common Stock on the date of grant.

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4.3. Adjustments in Authorized Shares. If the number of outstanding shares of Common Stock is increased or decreased through a Reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in: (i) the number of shares of Common Stock included in the Share Authorization in Section 4.1.1 and the share limitation in Sections 4.1.3 and 4.1.4; (ii) the number of shares of Common Stock that may be issued under outstanding Awards; and (iii) the Award limits specified in Section 4.2. Subject to Section 18.1, in the event that the shares of Common Stock are changed into or exchanged for different kinds of shares or other securities of the Corporation through transactions of the type referenced above, or in the event of an extraordinary cash dividend, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan and in order to preserve the intended benefits of the Plan, may substitute or adjust, as applicable, the number and kind of shares or other securities that may be issued under the Plan or under particular forms of Awards, the number and kind of shares or securities subject to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Subject to Section 18.1 and any applicable regulatory approval, the Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods, in order to preserve the intended benefits of the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. No amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A, except as permitted by such Section.

5. ADMINISTRATION

5.1. General. The Committee shall be responsible for administering the Plan, subject to this Article 5 and the other provisions of the Plan. The Committee may retain attorneys, consultants, accountants, or other advisors. The Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such advisors. The fees of any such advisors shall be paid by the Corporation. All actions taken and all interpretations and determinations made by the Committee shall be final and binding on the Participants, beneficiaries, the Corporation, any Subsidiary of the Corporation, any Affiliated Entity and all other interested individuals.

5.2. Authority of the Committee. The Committee shall have full and, except as otherwise expressly provided in the Plan, exclusive power and discretion: (i) to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or entered into in connection with the Plan, and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper; (ii) to select Participants; (iii) to establish the terms and conditions of all Awards, including the terms and conditions to be set forth in Award Agreements; (iv) to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Corporation; and (v) subject to Article 18, to adopt modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the jurisdictions in which the Corporation and/or its Affiliated Entities operate or may operate.

5.3. Delegation. The Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan to the Chief Executive Officer of the Corporation, or to any other committee, in either case to the extent permitted under applicable law, under such conditions and limitations as the Board or the Committee may from time to time establish, except that only the Committee may make any determinations regarding Awards to Participants who are subject to Section 16 of the Exchange Act.

5.4. No Liability. No member of the Board or the Committee or any designee thereof will be liable for any action or inaction with respect to the Plan or any Award or any transaction arising under the Plan or any Award, except in circumstances constituting bad faith of such member.

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6. ELIGIBILITY

Only Eligible Persons shall be eligible to receive Awards under the Plan and may be selected from time to time to receive Awards by the Committee, in its sole and absolute discretion.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Restricted Stock Awards and/or Restricted Stock Units to any Eligible Persons, except that a Restricted Stock Award may not be granted to an Eligible Person that is a Canadian Taxpayer.

7.2. Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, the Period(s) of Restriction, the number of shares of Restricted Stock or the number of Restricted Stock Units granted, vesting terms (which can include, without limitation, time-based or performance-based terms) and such other provisions as the Committee shall determine in its discretion.

7.3. Other Restrictions. The Committee may impose such other conditions and/or restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, time-based restrictions, and/or restrictions under applicable laws, rules and regulations or under the requirements of any stock exchange or market upon which such shares of Common Stock are listed or traded, holding requirements or sale restrictions placed on the shares by the Corporation upon vesting of such shares of Restricted Stock or Restricted Stock Units, a requirement that Participants pay a stipulated purchase price for each share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, and/or time-based restrictions on vesting.

Except as otherwise provided in this Article 7, and subject in all cases to the requirements of applicable laws, rules and regulations, shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock as the Committee, in its sole discretion shall determine, except that Restricted Stock Units shall only be paid in shares of Common Stock to Canadian Taxpayers.

7.4. Certificate Retention or Legend. To the extent that a certificate is issued to evidence shares of Restricted Stock, the Committee may determine in its sole discretion that such certificate shall: (i) be retained by the Corporation until such time as all conditions and/or restrictions applicable to such shares have been satisfied or lapse; and/or (ii) bear a legend such as the following or as otherwise determined by the Committee in its discretion:

The sale or transfer of shares of Common Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the HYMC 2020 Performance and Incentive Pay Plan, and in the associated Award Agreement. A copy of such Plan and Award Agreement may be obtained from Hycroft Mining Holding Corporation.

7.5. Voting Rights. Issued and outstanding shares of Restricted Stock shall at all times possess the same voting rights as all other issued and outstanding shares of Common Stock. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.6. Dividends and Dividend Equivalents. Except as the Committee determines otherwise with respect to a particular Award and as set forth in the applicable Award Agreement, issued and outstanding shares of Restricted Stock shall be entitled to dividends if, as and when declared by the Board with respect to the Corporation’s shares of Common Stock on the same basis and on the same payment dates as all other issued and outstanding shares of Common Stock. The Committee may, in its discretion, grant dividend equivalents with respect to any Restricted Stock Units. The terms and conditions of such dividend equivalents, including the rate per Restricted Stock Unit, timing of payment and other requirements, shall be established by the Committee in its discretion, subject to the requirements of Article 17 of the Plan; such dividend equivalents may be paid by crediting the Participant’s account with additional Restricted Stock Units, with the number of such additional Restricted Stock Units determined by dividing the amount of the dividend paid on a share of Common Stock by the Fair Market Value of such shares of Common Stock on the date the dividend was paid, multiplied by the number of Restricted Stock Units credited to the Participant’s account; provided, however, that if an Award under the Plan is subject to vesting based upon the achievement of certain performance goals, any dividend and dividend equivalents, if any, with respect to such Award shall be paid only upon and to the extent that the underlying Award vests.

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7.7. Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned on the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Corporation.

7.8. Deferred Payment Date. A Participant who is a Canadian Taxpayer may elect to set a Deferred Payment Date with respect to any Restricted Stock Unit Award. To do so, such Participant must give the Committee written notice of the Deferred Payment Date not later than sixty (60) days prior to the expiration of the Period of Restriction. A Participant shall not be permitted to give or change any such notice after the day which is sixty (60) days prior to the expiration of the Period of Restriction. Participants who are United States-based taxpayers may not elect to set a Deferred Payment Date.

8. STOCK OPTIONS

8.1. Grant of Stock Options. The Committee may grant Option Awards and determine whether an Option will be an Incentive Stock Option or a Non-qualified Stock Option, whether to couple an SAR with an Option, the number of shares of Common Stock to be subject to each Option, the Exercise Price, the number of installments, if any, in which each Option may vest, the expiration date of each Option and all other terms and conditions of each Option. Incentive Stock Option Awards may be granted only to Participants who are Employees.

8.2. Stock Option Award Agreements. Each Option Award granted pursuant to the Plan shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, terms consistent with the following provisions, and such other provisions as the Committee shall determine in its discretion:

8.2.1. Duration. Each Option and all rights associated therewith, shall expire on such date as the Committee may determine, but in no event later than the ten-year anniversary of the date of grant; provided, however, that in the case of an Incentive Stock Option granted to a Significant Stockholder, the date of expiration may in no event be later than the five-year anniversary of the date of grant. Notwithstanding the foregoing, an Option held by a Participant will be subject to a limited extension of 10 business days if so provided in the Award Agreement in the event that the expiration date of the Option held by a Participant falls within a trading “blackout” period imposed by the Corporation and applicable to the Participant.

8.2.2. Exercise Price. The Exercise Price for each share of Common Stock that is the subject of an Option shall be determined by the Committee as of the date of grant, subject to adjustment pursuant to Section 18.2. The exercise price of any Option designated as a Non-qualified Stock Option shall be equal to no less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant. The exercise price of any Option designated as an Incentive Stock Option shall be equal to (i) no less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant, if granted to a Participant other than a Significant Stockholder; and (ii) no less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to such Option on the date of grant, if granted to a Significant Stockholder.

8.2.3. Vesting. Each Option granted under the Plan shall vest and be exercisable in such installments, if any, during the period prior to its expiration date as the Committee shall determine.

8.2.4. No Repricing. Except as otherwise permitted as an adjustment pursuant to Section 18.2 or as approved by the Corporation’s stockholders, the Exercise Price of an Option outstanding under the Plan may not be reduced, whether through amendment, exchange, cancellation and re-grant, repurchase or other method.

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8.3. Exercise of Options.

8.3.1. Notice by Participant. Each Participant (or such Participant’s Representative) who desires to exercise an Option shall give advance written notice of such exercise to the Corporation in such form as may be prescribed from time to time by the Committee or the management of the Corporation.

8.3.2. Payment of Exercise Price. Except as described in Section 8.3.3, in the discretion of the Committee, the Exercise Price for Stock Options may be payable in the following ways:

(a) by cash or by check payable to the Corporation;

(b) in shares of Common Stock (which are owned by the Participant free and clear of all liens and other encumbrances and which are not subject to vesting or other restrictions, including those set forth in Article 7) having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price for the shares being purchased;

(c) by requesting that the Corporation withhold such number of shares of Common Stock then issuable upon the exercise of the Stock Option as will have an aggregate Fair Market Value equal to the Exercise Price for the shares being acquired upon exercise of the Stock Option;

(d) by waiver of compensation due or accrued to the Participant for services rendered;

(e) provided that a public market for the Common Stock exists, and to the extent permitted by the Sarbanes-Oxley Act of 2002 and other applicable law: (i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Stock Option and sell a portion of the shares so purchased to pay the Exercise Price (or a larger number of the shares so purchased), and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation (and any excess to the Participant); or (ii) through a “margin” commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the Stock Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the purchase price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Corporation; or

(f) by any combination of the foregoing. If the Exercise Price for a Stock Option is paid in whole or in part in shares of Common Stock, any portion of the Exercise Price representing a fraction of a share must be paid in cash. When full payment of the Exercise Price has been made to the Corporation, the Participant will be considered for all purposes the owner of the shares with respect to which payment has been made, subject to the restrictions set forth in the Plan or in the Award Agreement.

8.3.3. Payment of Exercise Price — Canadian Participants. Notwithstanding the terms of Section 8.3.2, with respect to Options held by Participants who are residents of Canada for purposes of the Income Tax Act (Canada) or Participants who were granted Options, all or partially, in respect of employment rendered in Canada, the payment of the Exercise Price associated with an Option may only be made in cash or by check payable to the Corporation.

8.3.4. Exercise by Participant’s Spouse. Unless otherwise provided in an Award Agreement, an Option shall be exercisable during the Participant’s lifetime only by the Participant (or, in the case of the incapacity of the Participant, by the Participant’s Representative) regardless of any community property interest therein of the spouse of the Participant, or such spouse’s successors in interest. If the spouse of the Participant shall have acquired a community property interest in such Option, the Participant, or the Participant’s Representative, may exercise the Option on behalf of the spouse of the Participant or such spouse’s successors in interest.

8.4. Special Provisions for Incentive Stock Options. In addition to the limitation applicable to Incentive Stock Options in Section 4.2.2, to the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock underlying an Incentive Stock Option granted to a Participant under the Plan (and any other option plans of the Corporation) that become exercisable for the first time by the Participant during any calendar year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision), the portion of such Incentive Stock Option in excess of $100,000 (or, if different, such maximum limitation) will be treated as a Non-qualified Stock Option. Except in the case of the Participant’s death or Permanent Disability, the portion of any Incentive Stock Option not exercised within three months after termination of employment with the Corporation and its Affiliated Entities will be treated as a Non-qualified Stock Option.

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9. STOCK APPRECIATION RIGHTS

9.1. Grant of Stock Appreciation Rights. The Committee may grant an Award of Stock Appreciation Rights in connection with an Option Award (“Tandem SAR”) or independently of any Option Award (“Freestanding SAR”).

9.2. SAR Award Agreement. Each SAR Award granted pursuant to the Plan shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, terms consistent with the following provisions, and such other provisions as the Committee shall determine in its discretion:

9.2.1. Duration. Each SAR, and all rights associated therewith, shall expire on such date as the Committee may determine, but in no event later than the ten-year anniversary of the date of grant, subject to a limited extension of 10 business days if so provided in the Award Agreement in the event that the expiration date of an Award held by a Participant falls within a trading “blackout” period imposed by the Corporation and applicable to the Participant.

9.2.2. Exercise Price. The Exercise Price for each share of Common Stock that is the subject of a SAR shall be determined by the Committee and shall not be less than the Fair Market Value of a share of Common Stock on the date of grant, subject to adjustment pursuant to Section 18.2.

9.2.3. Vesting. Unless otherwise specified in an Award Agreement, each SAR granted under the Plan shall vest and be exercisable in such installments, if any, during the period prior to its expiration date as the Committee shall determine.

9.2.4. No Repricing. Except as otherwise permitted as an adjustment pursuant to Section 18.2 or as approved by the Corporation’s stockholders, the Exercise Price of a SAR outstanding under the Plan may not be reduced, whether through amendment, exchange, cancellation and re-grant, repurchase or other method.

9.2.5. Exercise of Tandem SAR. A Tandem SAR shall be exercisable to the extent, and only to the extent, the associated Option is exercisable and shall be exercisable only for such period as the Committee may determine. Upon exercise of a Tandem SAR, the Participant shall be required to surrender to the Corporation unexercised the Option to which it relates, or any portion thereof.

9.2.6. Exercise of Freestanding SAR. A Freestanding SAR may be exercised in accordance with the terms of the applicable Award Agreement.

9.2.7. Receipt of Shares or Cash Upon Exercise. Upon exercise of a SAR, the Participant shall receive that number of shares of Common Stock (rounded down to the nearest whole number) having an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock over the Exercise Price per share specified in the applicable Award Agreement, multiplied by the number of shares of Common Stock subject to the SAR, or portion thereof, which is exercised. However, the Committee may elect to settle, or the Award Agreement may permit the Participant to elect to receive (subject to approval by the Committee), any part or all of the Corporation’s obligation arising out of the exercise of the SAR by the payment of cash equal to the aggregate Fair Market Value of that part or all of the shares of Common Stock it would otherwise be obligated to deliver.

10. PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1. Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and/or Performance Units to Eligible Persons.

10.2. Performance Share or Performance Unit Award Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, any performance metrics, vesting provisions and expiration date, and such other provisions as the Committee shall determine in its discretion.

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10.3. Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value based on one share of Common Stock on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance metrics in its discretion that, depending on the actual performance results, will determine the number and/or value of the Performance Shares and Performance Units that will be paid to the Participant.

10.4. Earning of Performance Shares and Performance Units. After the applicable Performance Period has ended, the holder of Performance Shares or Performance Units shall be entitled to receive a payout on the value and number of Performance Shares or Performance Units earned by the Participant over the Performance Period, if such payout is due as determined based on the actual results of the corresponding performance criteria.

10.5. Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares and Performance Units shall be made as determined by the Committee and as set forth in the applicable Award Agreements. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares and Performance Units in the form of shares of Common Stock or in cash (or a combination thereof) equal to their value, if any, at the end of the applicable Performance Period or as soon as practicable thereafter. Shares of Common Stock may be granted subject to any restrictions deemed appropriate by the Committee, as set forth in the applicable Award Agreements.

10.6. No Dividends Payable. Awards of Performance Shares or Performance Units shall not be entitled to dividends with respect to the Corporation’s shares of Common Stock, but, in the discretion of the Committee, may be entitled to dividend equivalents earned and payable to the extent, and at the time, of any payout of such Award.

11. OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards (which may include unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee determines appropriate, and may include, without limitation, Awards that upon grant are fully vested and non-forfeitable. Such Other Stock-Based Awards may entail the issue or transfer of actual shares of Common Stock or payment in cash or otherwise of amounts based on the value of shares of Common Stock. Each Other Stock-Based Award shall be evidenced by an Award Agreement that specifies the material terms and conditions of the Award, including, without limitation, any restrictions or vesting provisions and whether such Award is entitled to dividends or dividend equivalents, and such other provisions as the Committee shall determine in its discretion.

12. CASH-BASED INCENTIVE AWARDS

12.1. Eligibility. The Committee may grant annual Cash-Based Incentive Awards to Employees in accordance with this Article 12. The terms of each Cash-Based Incentive Award shall be set forth in an Award Agreement.

12.2. Annual Awards.

12.2.1. Performance Goals. The Committee shall establish objective performance goals for a calendar year Performance Period.

12.2.2. Amount of Awards. In conjunction with the establishment of performance goals, the Committee shall adopt an objective formula for determining the respective amount payable under a Cash-Based Incentive Award if and to the extent the performance goals are attained.

12.3. Payment of Awards. Cash-Based Incentive Awards will be payable to Participants in cash following written certification by the Committee of attainment of the specified performance goals for the applicable Performance Period, provided, however, that such payments shall be made no later than March 15 of the calendar year following the year of the Performance Period.

12.4. Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article 12.

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13. FORFEITURE AND TERMINATION OF EMPLOYMENT OR SERVICE AS A DIRECTOR OR CONSULTANT

13.1. Terms Provided in Award Agreements. Except as otherwise determined by the Committee in connection with particular Awards and set forth in the applicable Award Agreements, the provisions of Sections 13.2 and 13.3 shall apply to outstanding Awards held by a Participant at the time of termination of the Participant’s employment or the termination of a Participant’s service as a Director or Consultant.

13.2. Effect of Termination of Employment on Awards — Employees Only.

13.2.1. Termination. Subject to Section 13.2.2, and except as otherwise provided in an Award Agreement or other written agreement between the Corporation and the Participant, which may be entered into at any time before or after termination of employment of the Participant, in the event of the termination of an Employee Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity, (i) all of such Participant’s unvested Awards shall expire, terminate and be forfeited, and shall be void for all purposes, immediately on the date such Participant’s employment is terminated; and (ii) all of such Participant’s Awards that are vested on or prior to the date such Participant’s employment is terminated shall not expire for the applicable time period set forth below.

(a) Death or Permanent Disability. In the event such Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity terminates as a result of death or Permanent Disability, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained employed; and (2) the date that is (A) one hundred eighty (180) days after the Participant’s employment is terminated, if the Award is not an Incentive Stock Option; or (B) twelve (12) months after the Participant’s employment is terminated, if the Award is an Incentive Stock Option.

(b) Termination for Cause. In the event such Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity terminates for Cause, such Participant’s then vested Awards shall expire, terminate and be forfeited upon the date the Participant’s employment is terminated. If such Participant’s employment is suspended pending an investigation of whether such Participant’s employment should be terminated for Cause, all of such Participant’s rights under any Award shall likewise be suspended during the period of such investigation.

(c) Other Termination. In the event such Participant’s employment with the Corporation, a Subsidiary of the Corporation or an Affiliated Entity terminates for any reason other than as a result of death, Permanent Disability or for Cause, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained employed; and (2) the date that is thirty (30) days after such Participant’s employment is terminated.

13.2.2. Alteration of Vesting and Exercise Periods. Notwithstanding anything to the contrary in Section 13.2.1, the Committee may in its discretion designate shorter or longer periods to claim or otherwise exercise Awards following a Participant’s termination of employment; provided; however, (i) that in no event shall the term to exercise a Stock Option after termination of employment be extended beyond the original maximum term of such Stock Option; and (ii) that any shorter periods determined by the Committee shall be effective only if provided for in the Award Agreement or if such shorter period is agreed to in writing by the Participant. Notwithstanding anything to the contrary herein, Awards shall be claimed or exercisable by a Participant following such Participant’s termination of employment only to the extent that installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee may, in its discretion, elect to accelerate the vesting of all or any portion of any Awards that had not vested on or prior to the date of such termination.

13.3. Effect of Termination of Engagement on Awards — Non-Employees Only.

13.3.1. Termination. Subject to Section 13.3.2, and except as otherwise provided in an Award Agreement or other written agreement between the Corporation and the Participant, which may be entered into at any time before or after termination of the engagement of the Participant, in the event of the termination of the engagement of a Director or Consultant, (i) all of such Participant’s unvested Awards shall expire, terminate and be forfeited, and shall be void for all purposes, immediately on the date such Director’s or Consultant’s engagement is terminated and (ii) all of such Participant’s Awards that are vested on or prior to the date such Participant’s engagement is terminated shall not expire for the applicable time period set forth below.

(a) Death or Permanent Disability. In the event such Participant’s engagement with the Corporation or an Affiliated Entity terminates as a result of death or Permanent Disability, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained engaged; and (2) the date that is one hundred eighty (180) days after the Participant’s engagement is terminated.

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(b) Termination for Cause. In the event such Participant’s engagement with the Corporation or an Affiliated Entity terminates for Cause, such Participant’s then vested Awards shall expire, terminate and be forfeited upon the date the Participant’s engagement is terminated. If such Participant’s engagement is suspended pending an investigation of whether such Participant’s engagement should be terminated for Cause, all of such Participant’s rights under any Award shall likewise be suspended during the period of such investigation.

(c) Other Termination. In the event such Participant’s engagement with the Corporation or an Affiliated Entity terminates for any reason other than as a result of death, Permanent Disability or for Cause, such Participant’s then vested Awards shall not expire until the earlier of (1) the date on which such Awards would have expired in accordance with their terms had such Participant remained engaged and (2) the date that is thirty (30) days after such Participant’s engagement is terminated.

13.3.2. Alteration of Vesting and Exercise Periods. Notwithstanding anything to the contrary in Section 13.3.1, the Committee may, in its discretion, designate shorter or longer periods to claim or otherwise exercise Awards following a Director or Consultant Participant’s termination of engagement; provided, however, (i) that in no event shall the term to exercise a Stock Option after termination of an engagement be extended beyond the original maximum term of such Stock Option; and (ii) that any shorter periods determined by the Committee shall be effective only if provided for in the Award Agreement or if such shorter period is agreed to in writing by the Participant. Notwithstanding anything to the contrary herein, Awards shall be claimed or exercisable by a Participant following such Participant’s termination of engagement only to the extent that the installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee may, in its discretion, elect to accelerate the vesting of all or any portion of any Awards that had not vested on or prior to the date of such termination.

14. REORGANIZATIONS

14.1. Corporate Transactions Not Involving a Change in Control. If the Corporation shall consummate any Reorganization not involving a Change in Control in which holders of shares of Common Stock are entitled to receive in respect of such shares any securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock), each Award outstanding under the Plan shall be subject to adjustment pursuant to and in accordance with Section 4.3.

14.2. Corporate Transactions Involving a Change in Control. Notwithstanding any other provision of the Plan to the contrary, except to the extent otherwise provided in an Award Agreement, in the event of a Change in Control:

(a) The Committee shall have the discretion to terminate and cancel, with or without the payment of any consideration, any or all Awards (or portions thereof) that are not vested as of the date of such Change in Control;

(b) The Committee shall have the discretion to accelerate the vesting of any or all Awards (or portions thereof) that are not vested as of the date of such Change in Control;

(c) The Committee shall have the discretion to remove any restrictions and to terminate any repurchase rights existing with respect to any or all Awards (or portions thereof) as of the date of such Change in Control;

(d) Outstanding Awards shall be subject to any agreement of sale, Reorganization or other corporate transaction that effects such Change in Control, which agreement shall provide for one or any combination of the following:

(i) The continuation of the outstanding Awards by the Corporation, if the Corporation is a surviving corporation;

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(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The termination and cancellation, with or without consideration, of any outstanding Award (or portion of any outstanding Award) that is not vested;

(iv) The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or

(v) Settlement of each share of Common Stock subject to an outstanding Award that is vested for the Change in Control Price (less, to the extent applicable, the per share Exercise Price), or if the per share Exercise Price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled immediately prior to giving effect to the Change in Control.

(e) In the absence of any agreement of sale, Reorganization or other corporate transaction effecting such Change in Control, each share of Common Stock subject to an outstanding Award that is vested shall be settled for the Change in Control Price less, to the extent applicable, the per share Exercise Price, or, if the per share Exercise Price equals or exceeds the Change in Control Price, the outstanding vested Award shall terminate and be canceled immediately prior to giving effect to the Change in Control, and each unvested Award shall terminate and be canceled immediately prior to giving effect to the Change in Control without the payment of any consideration therefor.

(f) Notwithstanding any provision of the Plan to the contrary, a Participant’s entitlement, if any, to payment pursuant to this Section 14.2 shall be forfeited on the date that is six (6) months following the Change in Control (i) if, by such date, such Participant has not responded to any notice from the Corporation with respect to such Change in Control and has failed to notify the Corporation of a new address to which notices from the Corporation may be delivered in accordance with the terms of the applicable Award Agreement; or (ii) if such Participant fails by such date to provide the Committee with a bank account to which funds can be wired, information necessary for tax withholding or any other information reasonably requested by the Committee.

15. TRANSFERABILITY OF AWARDS

15.1. Transferability. Unless otherwise provided in an Award Agreement, Awards shall not be transferable either voluntarily or by operation of law other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

15.2. Domestic Relations Orders. Without limiting the generality of Section 15.1, no domestic relations order purporting to authorize a transfer of an Award or any interest in an Award or to grant the power to exercise an Option or SAR to any person other than a Participant (or his or her Representative) shall be recognized as valid or enforceable.

16. ARBITRATION

The Committee may, as a condition to granting an Award, require that a Participant agree in writing to submit all disputes or claims arising out of or relating to any such Award to binding arbitration in accordance with such terms as the Committee shall prescribe.

17. COMPLIANCE WITH SECTION 409A

17.1. Compliance.

17.1.1. General. Any Award that is granted under the Plan shall be designed and administered so that the Award is either exempt from the application of, or compliant with, the requirements of Section 409A.

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17.1.2. Terms of Award Agreement. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement shall include such terms and conditions as the Committee determines, in its discretion, are necessary or advisable to avoid the imposition on the Participant of an additional tax under Section 409A. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, adjusted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A on a Participant; and (ii) if an Award Agreement with a Participant who is Specified Employee provides for the deferral of compensation within the meaning of Section 409A, no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

17.1.3. No Warranty. Although the Corporation intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A and the Regulations, the Corporation does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Corporation, its Affiliated Entities nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of the grant, holding, vesting, exercise or payment of any Award under the Plan.

17.2. Deferrals. Subject to the requirements of Section 17.1, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to any Award of a type that may be subject to the deferral provisions of Section 409A and the Regulations. If any such deferral election is required or permitted, the Committee shall, prior to requiring or permitting such deferral election, establish written rules and procedures for such payment deferrals that are intended to comply with the requirements of Section 409A and the Regulations including, without limitation, the time when a deferral election can or must be made, the period of the deferral, and the events that would result in payment of the deferred amount.

18. AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

18.1. Amendment, Modification, Suspension, and Termination. Subject to Sections 17.1 and 18.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan without stockholder approval in whole or in part; provided, however, that, no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable United States or Canadian federal, state, provincial and local laws, rules, regulation, and any governmental or regulatory agency, including the TSX. Furthermore, no amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A, except as permitted by such Section. For greater certainty, the Corporation shall submit for stockholder approval any amendment of the Plan required to be submitted for stockholder approval by the TSX or that otherwise would:

(a)	reduce the Exercise Price that would benefit an Insider;

(b)	extend the term of Awards granted under the Plan that would benefit an Insider;

(c)	remove or exceed the Insider and Director participation limits imposed by Section 4.1.4 and Sections 4.1.3 and 4.2.6, respectively;

(d)	increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan; and

(e)	amend this Section 18.1.

For Subsection 18.1(a) — (c), the votes of securities held directly or indirectly by Insiders benefiting directly or indirectly from the amendment shall be excluded. For Subsection 18.1(d) — (e), the votes of securities held directly or indirectly by Insiders entitled to receive a benefit directly or indirectly under the arrangement shall be excluded unless the arrangement contains the Insider and Director participation limits imposed by Section 4.1.4 and Sections 4.1.3 and 4.2.6, respectively.

In addition to the above exclusions, for Subsection 18.1(e), where the amendment will disproportionately benefit one or more Insiders over other participants under the arrangement, the votes of securities held directly or indirectly by those Insiders receiving the disproportionate benefit shall be excluded.

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18.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 18.1, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Corporation (or any of its Affiliated Entities) or the financial statements of the Corporation (or any Subsidiary of the Corporation or any of its Affiliated Entities) or of changes in applicable laws, rules, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. No amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A, except as permitted by such Section.

18.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

19. WITHHOLDING

19.1. Tax Withholding. The Corporation may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation is required to withhold by any law or regulation of any governmental authority whatsoever, without limiting the generality of the foregoing, through (i) the withholding of all or any portion of any payment or (ii) the withholding from the shares of Common Stock to be issued under the Plan a number of whole shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction. The Corporation, in its discretion, may elect to sell such withheld shares of Common Stock on the market for and on behalf of the Participant or to a broker of the Corporation’s choosing and remit all or a portion of the cash proceeds to the applicable tax authorities to satisfy the applicable withholding requirements. The Participant shall remit to the Corporation in cash any and all applicable withholding taxes that exceed the amount available to the Corporation using whole shares.

19.2. Share Withholding. In the discretion of the Committee, any Award other than Options or SARs may provide that a Participant who is an Employee may elect, in accordance with any conditions set forth in such Award, to satisfy in full the tax withholding obligation by authorizing the Corporation to withhold from the shares of Common Stock to be issued under the Plan a number of whole shares of Common Stock having a Fair Market Value not in excess of the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction (with any remainder to be withheld to be satisfied by the Participant remitting that amount to the Corporation in cash). The Corporation, in its discretion, may sell such withheld shares of Common Stock to a broker of the Corporation’s choosing and remit all or a portion of the cash proceeds to the applicable tax authorities to satisfy the applicable withholding requirements. This election and authorization to withhold shares is intended to comply with the requirements of Rule 10b5-1(c)(i)(B) of the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) of the Exchange Act.

19.3. Option or SAR Withholding. Upon the exercise of a Non-qualified Stock Option or a SAR, the Corporation shall have the right to: (i) require such Participant (or such Participant’s Representative) to pay the Corporation the amount of any taxes which the Corporation may be required to withhold with respect to such exercise; or (ii) deduct from all amounts paid in cash with respect to the exercise of a SAR the amount of any taxes which the Corporation may be required to withhold with respect to such cash amounts. In the discretion of the Committee, any Award may provide that a Participant or such Participant’s Representative may elect to satisfy in full the tax withholding obligations arising from the exercise of an Option or SAR by authorizing the Corporation to withhold from the shares of Common Stock to be issued under the Plan the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction (with any remainder to be withheld to be satisfied by the Participant remitting that amount to the Corporation in cash). The Corporation, in its discretion, may sell such withheld shares of Common Stock to a broker of the Corporation’s choosing and remit all or a portion of the cash proceeds to the applicable tax authorities to satisfy the applicable withholding requirements. No Participant or Participant’s Representative shall have the right to have shares of Common Stock withheld in excess of the tax withholding requirements based on the maximum statutory rates for the Participant for federal, state, provincial and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction. Shares of Common Stock used in either of the foregoing ways to satisfy tax withholding obligations will be valued at their Fair Market Value on the date of exercise.

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20. SUCCESSORS

All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

21. GENERAL PROVISIONS

21.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.2. Severability. In the event that any provision of the Plan shall for any reason be held illegal, invalid or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law, rule or regulation deemed applicable by the Committee, such provision shall be construed or deemed amended to the minimum extent necessary to conform to such applicable law, rule or regulation or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

21.3. Requirements of Law. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities or other stock exchanges as may be required.

21.4. Delivery of Title. The Corporation shall have no obligation to issue or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies or national securities or other stock exchanges that the Corporation determines are necessary or advisable; and completion of any registration or other qualification of the shares of Common Stock under any applicable securities, “Blue Sky” or other laws that the Corporation determines to be necessary or advisable.

21.5. Inability to Obtain Authority. The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

21.6. Investment Representations. The Committee may require any individual receiving shares of Common Stock pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the shares of Common Stock for investment and without any present intention to sell or distribute such shares of Common Stock.

21.7. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Corporation, any Subsidiary of the Corporation and/or its Affiliated Entities may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Corporation, any Subsidiary of the Corporation or its Affiliated Entities under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity, as the case may be. All payments to be made hereunder shall be paid from the general assets of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

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21.8. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

21.9. Non-Exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.10. No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Corporation’s, any Subsidiary’s of the Corporation or an Affiliated Entity’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Corporation, any Subsidiary of the Corporation or an Affiliated Entity to take any action which such entity deems to be necessary or appropriate.

21.11. Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants or Eligible Persons (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements, as to Participants under the Plan and the terms and conditions applicable to Awards made under the Plan.

21.12. No Employment or Other Continuing Rights. Nothing contained in the Plan (or in any Award Agreement or in any other agreement or document related to the Plan or to Awards granted hereunder) shall confer upon any Eligible Person or Participant any right to continue in the employ (or other business relationship) of the Corporation, any Subsidiary of the Corporation or any Affiliated Entity or constitute any contract or agreement of employment or engagement, or interfere in any way with the right of the Corporation, any Subsidiary of the Corporation or any Affiliated Entity to reduce such person’s compensation or other benefits or to terminate the employment or engagement of such Eligible Person or Participant, with or without Cause. Except as expressly provided in the Plan or in any Award Agreement pursuant to the Plan, the Corporation shall have the right to deal with each Participant in the same manner as if the Plan and any such Award Agreement did not exist, including without limitation with respect to all matters related to the hiring, retention, discharge, compensation and conditions of the employment or engagement of the Participant. Any questions as to whether and when there has been a termination of a Participant’s employment or engagement, the reason (if any) for such termination, and/or the consequences thereof under the terms of the Plan or any Award Agreement shall be determined by the Committee, and the Committee’s determination thereof shall be final and binding.

21.13. References to Successor Statutes, Regulations and Rules. Any reference in the Plan to a particular statute, regulation or rule shall also refer to any successor provision of such statute, regulation or rule.

21.14. Conflicts. In case of any conflict between the Plan and any Award Agreement, the Plan shall control.

21.15. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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